For Immediate Release

Contact:
Robert Notigan, CEO
(856) 461-0611

March 12, 2007

                  DELANCO BANCORP, INC. ANNOUNCES COMPLETION OF
                            SUBSCRIPTION OFFERING AND
                         EXTENSION OF COMMUNITY OFFERING


Delanco, New Jersey - Delanco Bancorp, Inc., holding company for Delanco Federal Savings Bank, announced today that it has completed its subscription offering to depositors and that it has extended its community offering. In order to consummate the offering, the Company must sell a minimum of 688,500 shares at $10 per share. The Company has received subscriptions for approximately 600,000 shares, which excludes shares to be purchased by the employee stock ownership plan. These orders will be maintained by the Company, with interest on subscribers' funds continuing to accrue until completion of the offering. The remaining shares are being offered to members of the general public in a community offering. The Company expects to complete the offering between the minimum and the midpoint of the offering range (between 688,500 and 810,000 shares).

The completion of the offering remains subject to confirmation by Keller & Company, the Company's independent appraiser, of the Company's existing appraisal and receipt of final regulatory approvals.

The terms and conditions of the community offering are more fully set forth in the Company's prospectus dated February 9, 2007. The offering is made only by the prospectus and shares may only be subscribed for using the order forms provided by the Company. Persons interested in subscribing for stock in the community offering may request a prospectus and order form by calling the Company's Stock Information Center toll-free at (866) 763-2265. The Company has not set an expiration date for the community offering and may terminate the community offering at any time. Therefore, interested persons should request offering materials and return order forms promptly.

This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.